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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K
                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): October 3, 2001


                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



           Delaware                   1-9494                  13-3228013
(State or other jurisdiction   (Commission File Number)    (I.R.S. Employer
       of incorporation)                                 Identification Number)


  727 Fifth Avenue, New York, New York                           10022
(Address of principal executive offices)                        (Zip Code)




Registrant's telephone number, including area code:  (212) 755-8000



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Item 5. Other Events.

     On October 3, 2001, Registrant issued the following press release providing updated earnings guidance for the remainder of the year and information concerning its stock repurchase program.

NEW YORK, October 3, 2001 - Tiffany & Co. (NYSE-TIF) announced that it is experiencing lower-than-expected sales in its third quarter ending October 31. Restrained customer spending due to a continuation of weak and uncertain economic conditions has been intensified by a decline in store traffic since September 11. Therefore, the company is revising its previous earnings guidance for the remainder of the year.

Net sales are expected to decline approximately 10 percent in the third quarter, primarily due to lower sales in Tiffany's U.S. Retail channel of distribution.

Comparable U.S. store sales declined 19 percent in the August-September period, which includes a 36 percent decline since September 11. In that two-month period, U.S. sales declined 30 percent in Tiffany's New York flagship store (which accounted for 12% of total company sales in 2000) and 15 percent in comparable branch stores. In addition to declines in average transaction amounts, store traffic declined in U.S. stores among local residents as well as foreign visitors. International Retail sales in the two-month period were also below expectations but to a lesser extent. In local currencies, comparable store sales in Japan increased in the mid single digits, while sales in other Asia-Pacific markets remained weak and sales declined in Europe. In Tiffany's Direct Marketing channel, spending by businesses was lower while Internet sales were substantially higher.

Michael J. Kowalski, president and chief executive officer, said, "In making this announcement, we are attempting to reduce investors' speculation about how our business may perform in the coming months. Weak economic conditions in the U.S. have affected our business since last year's fourth quarter and comparisons to the prior year were made more difficult by robust conditions in the first three quarters of 2000."


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Mr. Kowalski added, "While comparable U.S. store sales declined 36 percent since
September 11, they declined 19 percent in the final week of September with improving store traffic in many regions. We assume that the sales environment will continue to be challenging in the remainder of the third quarter. Because we will face an easier year-over-year comparison in the U.S., we expect to see net sales almost equal to the prior year with a low-double-digit comparable U.S. store sales decline in the fourth quarter. We also expect to benefit from higher gross margins tied to anticipated shifts in sales mix as well as prudent expense control. On that basis, we now expect earnings in the range of 12-15 cents per diluted share in the third quarter (versus 24 cents in 2000) and 49-56 cents per diluted share in the fourth quarter (versus 56 cents in 2000). This would put 2001 earnings in a range of $1.05-$1.15 per diluted share (versus $1.26 in 2000). In addition, our very preliminary expectation calls for modest earnings growth for full year 2002."

He concluded, "Tiffany's strategies have proven to be very successful over the long term and we fully intend to maintain our initiatives in store expansion, merchandising and marketing. Supported by a strong balance sheet, we are determined to continue providing a superior shopping experience for our customers while further building long-term value for our shareholders."

Under its authorized program, in the quarter-to-date the Company has repurchased and retired 1,250,000 shares of its Common Stock at an average cost of $22.39 per share. Approximately $61 million remains available for future repurchases in the program that expires in 2003.

The Company plans to report its third quarter earnings on November 14 and will conduct a conference call that day at 8:30 a.m. (EST).

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's corporate division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2000 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            TIFFANY & CO.


                                      BY:   /s/ Patrick B. Dorsey
                                            ____________________________________
                                            Patrick B. Dorsey
                                            Senior Vice President, Secretary and
                                            General Counsel


Date: October 3, 2001